UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 2, 2020

SYBLEU INC.

(Exact name of small business issuer as specified in its charter)

Wyoming	45-5192997
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Commission File No. 333-248059

4700 Spring Street, St 304, La Mesa, California 91942

(Address of Principal Executive Offices)

(619) 227-9192

(Issuer’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

On December 2, 2020 SYBLEU INC. (the “Company”) was assigned all right, title, and interest to intellectual property related to intratumoral administration of a combination of a chemotherapeutic agent and an immunomodulatory agent for cancer therapy ( “Cancer Therapy IP”).

The concept of the Cancer Therapy IP is the simultaneous intratumoral injection of a chemotherapeutic agents in combination with immunomodulatory agents in sustained release formulations. The chemotherapeutic agent is for the purpose of directly killing the tumor cells for the release of antigens while the immunomodulatory protein or factor is to stimulate the antigenic response of the host to the antigens.

These rights were assigned to the Company by the Company’s Chief Executive Officer and Entest BioMedical, Inc., a California corporation controlled by the Company’s Chief Executive Officer. The aforementioned assignment constituted a contribution of intellectual property to the Company. There is no termination date of the assignment. No term or condition of the assignment would cause ownership of the intellectual property rights to revert back to David Koos and Entest BioMedical, Inc. No payment of any sort is required by to be made the Company to either David Koos or Entest BioMedical, Inc. pursuant to the assignment. The Company is not required to meet any particular benchmark or pay a royalty of any sort pursuant to this assignment.

On December 2, 2020 the Company filed a provisional patent application with the United States Patent and Trademark Office in order to seek patent protection for the Cancer Therapy IP. Under United States patent law, a provisional application is a legal document filed with the United States Patent and Trademark Office that establishes an early filing date but does not mature into an issued patent unless the applicant files a nonprovisional patent application within one year. It is the intent of the Company to file a nonprovisional patent application within one year of the original provisional patent application in order to claim the priority date of the previously filed provisional patent application.

Item 9.01 Exhibits.

Exhibit No.	Description of Exhibit
10.1	Assignments

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYBLEU INC.

Dated: December 4, 2020	By: /s/ David Koos
David Koos
Chief Executive Officer

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